FREE WRITING PROSPECTUS
FILED PURSUANT TO RULE 433
REGISTRATION FILE NO.: 333-206847-02

Sent:  Friday, May 20, 2016 2:15 PM
Subject:  New Issue CMBS: BACM UBS10 * Pricing Details - Public Classes

$748.107MM BANK OF AMERICA MERRILL LYNCH COMMERCIAL MORTGAGE TRUST 2016-UBS10

CO-LEAD MANAGERS & BOOKRUNNERS:  BofA MERRILL LYNCH, UBS SECURITIES LLC, BARCLAYS, MORGAN STANLEY

CO-MANAGER:  DREXEL HAMILTON

PUBLICLY OFFERED CERTIFICATES

CL	MOODY’S/FITCH/DBRS/KBRA	SIZE(MM)	WAL	SPREAD	CPN	$PRICE	YIELD
A1	Aaa(sf)/AAAsf/AAA(sf)/AAA(sf)	$31.300	2.62	S+45	1.559	99.99755	1.5412
A2	Aaa(sf)/AAAsf/AAA(sf)/AAA(sf)	$135.900	4.82	S+75	2.723	102.99952	2.0545
ASB	Aaa(sf)/AAAsf/AAA(sf)/AAA(sf)	$49.500	7.30	S+105	3.019	102.99468	2.564
A3	Aaa(sf)/AAAsf/AAA(sf)/AAA(sf)	$175.000	9.55	S+112	2.903	100.99495	2.7868
A4	Aaa(sf)/AAAsf/AAA(sf)/AAA(sf)	$221.682	9.78	S+114	3.17	102.99319	2.8216
AS	Aa2(sf)/AAAsf/AAA(sf)/AAA(sf)	$ 43.813	9.86	S+135	3.385	102.99701	3.0367
B	A1(sf)/AA-sf/AA(sf)/AA(sf)	$46.003	9.92	S+175	3.79	102.99289	3.4407
C	NR/A-sf/A(sf)/A(sf)	$44.909	9.94	S+325	4.9131	100.33574	4.942

EXPECTED SETTLEMENT:  ON OR ABOUT 6/7

B&D:  BofAML

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The issuer has filed a registration statement (including a prospectus) with the SEC registration statement file no. 333-206847 for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-294-1322. The securities may not be suitable for all investors. Merrill, Lynch, Pierce, Fenner & Smith Incorporated and its affiliates may acquire, hold or sell positions in these securities, or in related derivatives, and may have an investment or commercial banking relationship with the issuer.

CIRCULAR 230 DISCLOSURE

TO ENSURE COMPLIANCE WITH REQUIREMENTS IMPOSED BY THE INTERNAL REVENUE SERVICE, WE INFORM YOU THAT (A) ANY UNITED STATES FEDERAL TAX ADVICE CONTAINED HEREIN (INCLUDING ANY ATTACHMENTS OR ENCLOSURES) WAS NOT INTENDED OR WRITTEN TO BE USED, AND CANNOT BE USED, FOR THE PURPOSE OF AVOIDING UNITED STATES FEDERAL TAX PENALTIES, (B) ANY SUCH ADVICE WAS WRITTEN TO SUPPORT THE PROMOTION OR MARKETING OF THE TRANSACTIONS OR MATTERS ADDRESSED HEREIN AND (C) ANY TAXPAYER TO WHOM THE TRANSACTIONS OR MATTERS ARE BEING PROMOTED, MARKETED OR RECOMMENDED SHOULD SEEK ADVICE BASED ON ITS PARTICULAR CIRCUMSTANCES FROM AN INDEPENDENT TAX ADVISOR.

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